Exhibit 10.2

SERVE ROBOTICS INC.

October 7, 2021

Euan Abraham

Dear Euan,

Serve Robotics Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below. Your start date of employment with the Company is anticipated to be January 1, 2022 (such actual start date of your employment, the “Start Date”).

1. Position. You will start in a full-time position as Senior Vice President of Hardware Engineering and you will initially report to the Company’s Chief Executive Officer. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2. Base Salary. You will be paid a starting salary at the rate of $300,000 per year, which will be paid in accordance with the Company’s standard payroll policies and subject to applicable withholdings and other required deductions.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in the employee benefit plans and programs, if any, currently and hereafter maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the terms and conditions of the plan in question, including any eligibility requirements set forth therein, and the determination of any person or committee administering the plan. Notwithstanding the foregoing, the Company reserves the right to modify job titles and salaries and to modify or terminate benefits from time to time as it deems necessary or appropriate.

4. Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Attachment A (the “CIIAA”).

5. Company Policies. As a condition of your employment, you must become familiar with all policies of the Company that are applicable to you, as such policies are changed from time to time, and must comply with all such policies, and in each case you agree that you will do so.

6. At-Will Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

7. No Conflicts. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that would prohibit or otherwise restrict you from performing your duties for the Company. Without limiting any terms of the CIIAA, you may not use or disclose in connection with your performance of your duties for the Company any trade secrets or other proprietary information or intellectual property in which you or any other person (including but not limited to any former employer or company for whom you consulted) has an interest and you confirm that your employment with the Company will not infringe or otherwise violate any other person’s rights. Further, you must abide by any contractual obligations to which you are subject that require you to refrain from soliciting any person employed by or otherwise associated with any former or current employer or company for whom you consulted. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

8. Outside Activities. While employed by the Company, you must devote your full business efforts and time to the Company. Without limiting the generality of the foregoing, to the fullest extent permitted under applicable laws, while you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

9. Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding and any other deductions required by applicable law.

10. Miscellaneous.

(a) Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of Michigan, without giving effect to principles of conflicts of law.

(b) Entire Agreement. This letter and the CIIAA sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof, including the Consulting Agreement by and between you and the Company effective as of November 1, 2021, which shall terminate and be void as of your Start Date except as to the surviving provisions set forth therein.

(c) Modifications and Waivers. No provision of this letter shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this letter by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Severability. If any provision of this letter becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this letter shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with applicable laws. All the other terms and provisions of this letter shall continue in full force and effect without impairment or limitation.

(e) No Assignment. This letter and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this letter freely without restriction, including to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(f) Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution via DocuSign, facsimile copy or scanned image will have the same force and effect as execution of an original, and a DocuSign, facsimile or scanned image signature will be deemed an original and valid signature.

(g) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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If you wish to accept this offer, please sign and date this letter and the enclosed CIIAA and return them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. In addition, the Company reserves the right to conduct background investigations and/or reference checks on all of its potential and current employees. Your job offer, therefore, may be contingent upon a clearance of such a background investigation and/or reference check, if any. This offer, if not accepted, will expire at the close of business on Oct 8, 2021.

We look forward to your favorable reply and to working with you at Serve Robotics!

Very truly yours,

SERVE ROBOTICS INC.

/s/ Ali Kashani
Ali Kashani, Co-founder & CEO

ACCEPTED AND AGREED:

Euan Abraham
(Print Name)

/s/ Euan Abraham
(Signature)

10/8/2021
Date

Enclosure:

Attachment A: Confidential Information and Invention Assignment Agreement

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